UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2013 (November 13, 2013)

STONEGATE MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	001-36116	34-1194858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

(Address of principal executive offices)

Registrant’s telephone number, including area code: (317) 663-5100

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 13, 2013, Stonegate Mortgage Corporation (“Stonegate”) entered into a Stock Purchase Agreement (the “Agreement”) with Crossline Capital, Inc., a California corporation (“Crossline”), and Timothy R. Elkins, the sole shareholder of Crossline (the “Seller”), that provides for Stonegate to purchase from Seller all of the outstanding capital stock of Crossline. The Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Agreement provides for Stonegate’s purchase from the Seller of all the outstanding capital stock of Crossline for a cash purchase price equal to 1.3 times book value as of the closing date, subject to adjustment and subject to potential increase pursuant to certain contingent payments. The contingent payment provisions provide for: (i) payments to be made upon the signing of letters of intent by Crossline with companies satisfying the geographic and other requirements specified in the Agreement that provide for those companies’ licensed mortgage loan originators to become Stonegate employees, and (ii) an earnout applicable during the two-year period following the closing. At the closing, the amount of $500,000 will be held back to cover Mr. Elkins’ indemnification obligations under the Agreement. To the extent Stonegate’s claims for indemnification do not exceed this amount, the holdback will be released to Seller over the three-year period subsequent to the closing.

The Agreement contains representations, warranties and covenants of Stonegate, Crossline and the Seller including, among others, covenants that require (i) the Seller and Crossline to conduct Crossline’s business in the ordinary course during the period between the execution of the Agreement and the effective time of the acquisition or earlier termination of the Agreement and (ii) the Seller to cause Crossline not to engage in certain types of transactions during such period. In the Agreement, the Seller agrees for a period of thirty-six months after the closing date not to compete in certain specified states or to solicit former Crossline employees.

Consummation of the acquisition is subject to various conditions, including the absence of any law or order prohibiting the closing and the Seller’s entry into an employment agreement with Stonegate in an agreed-upon form. In addition, each party’s obligation to consummate the acquisition is subject to certain other conditions, including the accuracy of the representations and warranties of the other party. Subject to the closing conditions, the parties anticipate completing the acquisition during December 2013.

The Agreement may be terminated by the mutual consent of Stonegate and Seller. In addition, subject to the conditions specified in the Agreement, the Agreement may be terminated for uncured breaches of representations and warranties, the initiation or threat of any action or proceeding against one or more of the parties to enjoin, restrain or prohibit the transactions contemplated by the Agreement, if the closing has not occurred by December 31, 2013, or if the required regulatory approvals have not been received or, if received, are unduly burdensome to Stonegate.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement.

Cautionary Statement Regarding Representations and Warranties

The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Stonegate, or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Stonegate’s public disclosures.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of November 13, 2013, by and among Stonegate Mortgage Corporation, Crossline Capital, Inc. and Timothy R. Elkins

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STONEGATE MORTGAGE CORPORATION (Registrant)

Date: November 19, 2013	By:	/s/ John Macke
John Macke
Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of November 13, 2013, by and among Stonegate Mortgage Corporation, Crossline Capital, Inc. and Timothy R. Elkins*

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Stonegate agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.